For Immediate Release:

Beta Oil & Gas, Inc. Extends
Term for Warrants

Tulsa, Oklahoma -- December 30, 2002 -- Beta Oil & Gas, Inc. (NASDAQ:BETA) announced today approval by the Company's Board of Director of extensions of the expiration dates of certain outstanding common stock purchase warrants with expiration dates ranging from December 30, 2002 through December 31, 2003. The extensions are for an additional two years past the original expiration dates and will affect warrants exercisable for 913,179 shares. The affected warrants have exercise prices ranging from $3.75 per share to $7.50 per share. The estimated charge to Beta's earnings will be less than $15,000.

Beta Oil and Gas, Inc. is an independent energy company engaged in the production, exploration, and development of oil and gas properties. For more information please contact Steve Fischer at (800) 866-8055.

Forward Looking Statement: The statements in this report regarding projected earnings, projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the United States Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity with corresponding resource shortages, and the uncertain cost and pricing environment in the industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.